Oculus Innovative Sciences, Inc. Appoints Gregg Alton to its Board of Directors

Thursday January 17, 8:08 am ET

PETALUMA, Calif.—(BUSINESS WIRE)—Oculus Innovative Sciences, Inc. (NASDAQ:OCLS-NEWS) announced today the appointment of Gregg H. Alton, Senior Vice President and General Counsel of Gilead Sciences Inc., to its board of directors. The addition of Mr. Alton increases Oculus’ board to nine members. All of the committees of the board are now comprised solely of independent directors.

“We are excited to have a biopharmaceutical industry veteran of Gregg’s caliber join the Oculus board,” stated Hoji Alimi, chairman and CEO of Oculus. “He brings a wealth of experience in the areas of merger and acquisition, international access and corporate partnerships, which is in keeping with our initiative to focus on U.S. clinical development while pursuing licensing opportunities in various markets for Microcyn technology.”

Gilead Sciences is a biopharmaceutical company engaged in the discovery, development, and commercialization of therapeutics for the treatment of life-threatening infectious diseases. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. In addition to his corporate responsibilities, Mr. Alton is a board member and treasurer of the AIDS Healthcare Foundation and a board member of BayBio, a life sciences industry organization in the San Francisco Bay Area.

Mr. Alton received a bachelor’s degree in legal studies from the University of California at Berkeley, and holds a JD from Stanford University.

About Oculus

Oculus Innovative Sciences is a biopharmaceutical company that develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which is intended to help prevent and treat infections in chronic and acute wounds. The Microcyn Technology platform is a biocompatible solution containing active oxychlorine compounds. The solutions derived from the Microcyn Technology platform have dem onstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores. The technology has also demonstrated wound healing in chronic and acute wounds in clinical investigational studies. It has been commercialized outside of the United States for the treatment of infected wounds.

Oculus’ principal operations are in Petaluma, California, and it conducts operations in Europe, Latin America and Japan through its wholly owned subsidiaries, Oculus Innovative Sciences Netherlands B.V., Oculus Technologies of Mexico, S.A. de C.V. and Oculus Japan K.K. Oculus’ website is www.oculusis.com.

Oculus, Microcyn®, and Dermacyn® are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and services marks are the property of their respective owners.

Contact:
Oculus Innovative Sciences, Inc.
Director of Public and Investor Relations
Dan McFadden, 425-753-2105
dmcfadden@oculusis.com
or
The Ruth Group
Investors
Sara Ephraim, 646-536-7029/7002
sephraim@theruthgroup.com
or
Media
Jason Rando, 646-536-7025
jrando@theruthgroup.com
Janine McCargo, 646-536-7033
jmccargo@theruthgroup.com